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Exhibit 10.1

April 22, 2008

Peter Swinburn

Dear Peter:

This letter confirms and summarizes Molson Coors Brewing Company's December 2007 offer to you as the President and Chief Executive Officer of Coors Brewing Company.

Position

Your position will be President and Chief Executive Officer of Coors Brewing Company continuing your reporting to Leo.

Effective Date

The post transition effective date of your position is March 1, 2008 for payroll purposes.

Base Salary

Your base salary will be $735,000 U.S. per annum, payable monthly in arrears. You will remain on the CBL payroll over the short-term for administrative purposes (effectively December 2007 through March 2008).

Short-term Incentive Opportunity

You will be eligible for an annual bonus under the Molson Coors Incentive Plan (MCIP). Your target opportunity is 75% of base salary as of April 1 of each calendar year. MCIP is awarded each March for the prior year's performance. Your MCIP opportunity is earned 75% on Coors Brewing Company's performance and 25% on Molson Coors Brewing Company's performance. Performance metrics are established in the first quarter of each performance year.

Long-term Incentive Opportunity

You will continue to be eligible for long-term incentive awards, the current compensation value target of which is $945,000. Long-term incentive opportunity includes three vehicles—Performance Share Unit (PSUs), Stock Only Stock Appreciation Rights (SOSARs) and Restricted Share Units (RSUs). You received a grant of PSUs in 2006. This portion of your long-term incentive program continues as granted in 2006 until it vests based on the Company's pre-determined EBIT performance goal. You will continue to be eligible for LTIP awards (RSU's and SOSARs) during the Company's annual long-term incentive grant cycle in May of each year.

Executive compensation is reviewed annually and adjustments can be made to targets and ranges for base pay, short-term incentive or long term incentive components of the total compensation package. Additionally, the type of long-term vehicles used by Molson Coors to fulfill the annual target compensation of the LTI component of pay are reviewed annually in consideration of compensation objectives and financial impact to the Company. Should any changes be enacted by the Compensation and Human Resources Committee of the Board of Directors for either change in target compensation grant levels, ranges or in LTI vehicles, those changes would apply to you.

Lateral Assignment Grant:

You were granted a one-time 10,000 RSU grant as acknowledgement of this lateral transfer. This grant was made in March 2008.

Pension

You will participate in the Coors Brewing Company defined benefit and defined contribution plans. The defined benefit plan contributes 15% of base salary annually. You will be fully vested in the defined benefit plan. You are eligible to participate in the Coors Brewing Company 401(k) plan. You may contribute up to 6% of your compensation on a pre-tax basis, subject to Internal Revenue Service limitations. The Company will match 75% of the contributions you make on a pre-tax basis. You will be eligible to participate in the Company's Excess Benefit and Supplemental Executive Retirement Plan (SERP) which supplement the defined benefit and defined contribution plans beyond limitations imposed by the Internal Revenue Service.

Other Benefits

You will be eligible to participate in all health and welfare benefits under the Coors Brewing Company Executive benefits schedule. This includes life insurance, short and long-term disability and accidental dismemberment and death insurance. Details on these benefits will be provided during your enrollment process in the benefits programs. Executives receive a Group Term Life benefit of 2X annual salary, subject to annual "Benefits on Tap" election and enrollment, and an individual portable Term Life policy, in a benefit amount of 6X annual salary.

Housing Assistance

You will be awarded a one time special cash bonus to assist with cost of obtaining a new home and furnishings equal to $465,000 upon appointment, $100,000 on 1st anniversary, $65,000 on 2nd anniversary, $35,000 on third anniversary.

Relocation

Your relocation costs to the U.S. will be reimbursed consistent with the company's Transfer Employee Relocation Policy.

Home Trips

You will be provided annually four first class trips to the UK. Five trips will be provided for Mrs. Swinburn.

Car Allowance

You will be provided a $1,000 monthly car allowance.

Financial Planning and Tax Preparation Services

You are eligible for Tax Preparation assistance for filing your 2008 tax returns. You are also eligible to participate in the Company's Financial Planning program which provides $10,000 per year for financial planning services you may employ.

Vacation

You are entitled to 5 weeks vacation per year, which will be administered in accordance with the Company's vacation policy.

Employment Termination

In the event of your employment termination due to death or disability, you or your estate will be entitled to the balance of your annual salary and a full year's short term incentive for the year in which the death or disability occurs. Your long-term incentive awards will be subject to the terms of termination provisions for each grant.

In the event you elect either early or full retirement from Coors Brewing Company, your annual salary will cease as of the date of retirement and you will be eligible for a prorated MCIP award payable at the same time as awards for other employees. The prorated MCIP will be based on your actually base salary earned over the period of your employment in the year of retirement. You will be eligible for continuation of health and welfare benefits under the normal plan provisions.

In the event of your involuntary termination by the Company, other than "for cause", you will be eligible for a severance payment, in the form of a continuation of your base salary equal to 24 months (the "Severance Period") and a prorated MCIP bonus for any part of service up to the date of commencement of the severance period. In addition, all your existing insured benefits (excluding short and long-term disability) and perquisites will be continued during the Severance Period or until you find new employment or self-employment, which ever occurs first. You will continue to accrue pension service during the Severance period or until you find new employment or self-employment, which ever occurs first.

Peter, we are pleased that you have assumed the role as President and CEO of Coors Brewing Company and trust you'll let us know if this summary has missed anything.

Regards,

/s/ Ralph Hargrow
Ralph Hargrow
 Global Chief People Officer
Molson Coors Brewing Company

I confirm receipt, review and acceptance of the above arrangements.

Signature:	/s/ Peter Swinburn Peter Swinburn	Date:	April 22, 2008

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  Exhibit 10.1